UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement

ENTOURAGE MINING LTD.
(Exact name of registrant as specified in charter.)

BRITISH COLUMBIA	Not Applicable
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification
Number)

Suite 614 - 475 Howe Street
Vancouver, British Columbia
Canada V6C 2B3
(604) 669-4367
(Address and telephone of executive offices, including zip code.)

ENTOURAGE MINING LTD.
Suite 614 – 475 Howe Street
Vancouver, British Columbia
Canada V6C 2B3 Tel: (604) 669-4367
Attention: Mr. Gregory F Kennedy, President
(Name, address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]
Common Shares, no par value, issuable under the terms of the Plan	100,000	$0.21	$21,000	$0.64

[1] Based upon the mean between the closing bid and ask prices for common shares on June 5, 2007 in accordance with Rule 457(c).

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PURPOSE OF REGISTRATION STATEMENT AND DESCRIPTION OF PLAN

This Registration Statement on Form S-8 registers shares issuable under the Company’s 2007 Retainer Stock Plan.

The purpose of the Plan is to enable Entourage Mining Ltd., a British Columbia corporation (the "Company"), to promote the interests of the Company and its shareholders by (a) attracting and retaining employees capable of furthering the future success of the Company, providing incentives for outstanding performance and rewards for such performance; and (b) attracting and retaining Directors and Consultants capable of furthering the future success of the Company, and aligning their economic interests more closely with those of the Company's shareholders, by paying their retainer fees in the form of shares of the Company's common stock (the "Common Stock") on the terms and conditions to be agreed between the Company and these persons. The Retainer Stock Plan may also be used to satisfy debts and obligations owing to these or other persons or for the purpose of satisfying the Company’s obligations under any professional or geological consulting services or other consulting contracts.

Under the terms of the Plan, a total of 100,000 shares of common stock can be issued to various persons including of the Company.

The terms of the Plan are fully disclosed in the attached copy of the Plan, but include the following:

-

price and other terms of issuance of shares under the Plan are to be determined by the Board of Directors, who administer the Plan and who will take into account the market price of the Company’s securities at the date of any agreement to issue shares under the Plan, whether as debt settlements, in payment for services to the Company or as incentive stock options.

-	the shares of common stock issuable under the Plan have the same rights and restrictions as all other issued and issuable shares of common stock of the Company.

Any shares issuable under the Plan, although registered by way of this registration statement, may require a resale prospectus prior to resale by affiliates or others. In addition, any shares issuable under the Plan may be subject to securities resale restrictions resulting from the residency of the recipients of the shares. In particular, Canadian recipients of shares issuable under the Plan may be subject to a four (4) month statutory hold (“resale”) restriction applicable to Canadian residents under Canadian securities rules and regulations. The imposition of this hold (“resale”) restriction will vary with the jurisdiction of residence of the holders of stock registered under the Retainer Stock Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a) Our annual report filed on Form 20F as filed with the Securities and Exchange Commission ("SEC"), SEC file no. 000-50305; and

b) All other reports, proxy statements and information statements filed subsequent to the foregoing Registration Statement to pursuant to the continuous disclosure requirements of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, with no par value per share (without par value). The holders of our common stock:

  have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock, now outstanding, are fully paid for and non-assessable and all shares of common stock will be fully paid for and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the laws of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this registration statement, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no British Columbia anti-takeover provisions that may have the effect of delaying or preventing a change in control. Any attempted takeover would be subject to applicable securities laws in particular early warning and disclosure requirements.

Dividends

Holders of the common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Corporate Trust Company and its telephone number is (604) 689-3334.

Shares outstanding

We have 76,881,894 shares of common stock outstanding as of the date of this S-8 Registration Statement.

Some of the shares are held by affiliates. Common shares held by affiliates of the Company may possibly be restricted securities which may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions under Section 4(1) and/or Rules 144 or 144(k) under the Securities Act.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and may, therefore, be unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION.

None; not applicable.

This S-8 Registration Statement registers shares of the Company’s common stock under the Securities Act of 1933.

ITEM 8. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's SB-2 Registration Statement, as amended, and subsequent documents required to be filed under the Securities Exchange Act of 1934 and filed with the Securities and Exchange Commission, SEC file #000-50305. The following exhibits are incorporated herein by reference pursuant to Rule 12b-32:

1.1	Articles of Incorporation

1.2	Certificate of Change of Name

The following documents are filed herewith:

Exhibit No.	Description
5.1	Opinion of CD Farber Law Corporation, regarding the legality of the securities registered under this Registration Statement
10.1	Stock Retainer Plan
23.1	Consent of Dale Matheson Carr-Hilton Labonte, Chartered Accountants
23.2	Consent of CD Farber Law Corporation, a British Columbia Law Corporation

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 8th day of June, 2007.

ENTOURAGE MINING LTD.

BY:      /s/ Gregory F. Kennedy
             Gregory F. Kennedy, President, Chief Executive Officer

BY:      /s/ Paul Shatzko
             Paul Shatzko, Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Michael Hart	Director	June 8, 2007
Michael Hart

/s/ Corey Klassen	Director	June 8, 2007
Corey Klassen